UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  Name and Address of Reporting Person:

         Hadley, Philip A.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830

  Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)

  IRS Identification Number of Reporting Person, if an entity: (voluntary)

          N/A

  Statement for Month/Day/Year:

         February 25, 2003

  If Amendment, Date of Original: ( Month/Day/Year):

          N/A

  Relationship of Reporting Person(s) to Issuer: (check all applicable)

         (X) Director                  (X) Officer (*give title below)

         (_) 10% Owner            (_) Other (specify below)

         * Chairman of the Board and Chief Executive Officer

  Individual or Joint/Group Filing: (Check Applicable Line)

         (X) Form filed by One Reporting Person

         ( ) Form filed by More then One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
			4. Securities Acquired (A)
	2. Transaction Date	3. Transaction Code	or Disposed (D)
1. Title of Security	(Month/Day/Year)	Code V	Amount	(A) or (D)	Price

FactSet Research	2/25/03	M	4,000	A	$10.00
Systems Inc.
Common Stock

  Amount of Securities Beneficially Owned Following Reported Transaction(s):

         684,350

  Ownership Form:   Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership:

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
1. Title of	2. Conversion or	3. Transaction	4. Transaction	5. Number of Derivative
Derivative	Exercise Price	Date	Code	Securities Acquired (A)
Security	of Derivative	(Month/Day/		or Disposed (D)
	Security	Year)

			Code V	(A) (D)

FactSet Research	$10.00	2/25/03	X N/A	4,000
Systems Inc.
Stock Options

  Date Exercisable and Expiration Date: (Month/Day/Year)

         N/A

  Title and Amount of Underlying Securities:

         N/A

  Price of Derivative Security:

         N/A

  Number of Derivative Securities Beneficially Owned Following Reported Transaction(s):

         184,500

  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership:

         N/A

Explanation of Responses:

Signature of Reporting Person

Date:	February 27, 2003	/s/ Philip A. Hadley
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Philip A. Hadley